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                                                                    EXHIBIT 10.3

                                AMENDMENT NO. 1
                      TO THE BLACKROCK INTERNATIONAL, LTD.
                              AMENDED AND RESTATED
                      LONG-TERM DEFERRED COMPENSATION PLAN
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                            (Effective July 6, 2000)

          This Amendment No. 1 is made to the BlackRock International, Ltd. Amended and Restated Long-Term Deferred Compensation Plan (the "Plan"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

     In accordance with Section 10 of the Plan, the BlackRock International, Ltd.'s Board of Directors at a meeting held on July 6, 2000 unanimously approved the following amendments to the Plan:

          1. Section 3(a) of the Plan is hereby amended in its entirety to read as follows:

     "(a)  In General. The total amount available for payment to Participants
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under the Plan shall be equal to such amount as has been specified by the Board of Directors of the Company by resolution or otherwise (such amount being hereinafter referred to as the "Deferred Compensation Pool"). At the time the Committee selects an employee to be a Participant, the Committee shall determine the amount of the Deferred Compensation Pool to be credited to an account (the "Deferred Compensation Account") to be maintained for the benefit of such Participant hereunder and shall determine the portion of the Deferred Compensation Account to be credited in cash and the portion to be credited in shares of class A common stock, par value $0.01 per share, of BlackRock ("Class A Common Stock"). In the case of any Participant who is an officer of the Company or any of its affiliates within the meaning of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (an "Officer"), the crediting of Class A Common Stock to such Participant's account hereunder, whether under this
Section 3(a) or under Section 4(b)(iv) hereof, shall be treated as an "Other Stock-Based Award" under the BlackRock, Inc. 1999 Stock Award and Incentive Plan (or such successor plan thereto which has been approved by shareholders of BlackRock) (the "Stock Plan"), and the crediting of such shares shall be subject to approval by the committee that administers such plan. Each Participant shall be entitled to receive all or a portion of the amount credited to his or her Deferred Compensation Account in accordance with the terms and conditions of this Plan."
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          2.  Section 4(b)(ii) of the Plan is hereby amended in its entirety to read as follows:

          "(ii) The Company shall pay to each Participant the vested portion of the cash portion of his or her Deferred Compensation Account in a lump sum cash payment as soon as practicable following the date on which such portion has become vested. The Company shall pay to each Participant the vested portion of the Class A Common Stock portion of his or her Deferred Compensation Account in shares of Class A Common Stock as soon as practicable following the date on which such portion has become vested; provided, however, that in the case of any Participant who is an Officer, the shares of Class A Common Stock delivered to such Participant shall be issued from shares authorized for issuance under the Stock Plan. Shares of Class A Common Stock issuable under the Plan may be issued, in whole or in part, from BlackRock's treasury or from authorized but previously unissued shares of Class A Common Stock."

     3. Except as amended herein, the Plan shall remain in full force and effect.